FOR IMMEDIATE RELEASE
October 31, 2024

Genesis Energy, L.P. Reports Third Quarter 2024 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
We generated the following financial results for the third quarter of 2024:

•Net Loss Attributable to Genesis Energy, L.P. of $17.2 million for the third quarter of 2024 compared to Net Income Attributable to Genesis Energy, L.P. of $58.1 million for the same period in 2023.

•Cash Flows from Operating Activities of $87.3 million for the third quarter of 2024 compared to $141.0 million for the same period in 2023.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $21.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $24.5 million for the third quarter of 2024, which provided 1.21X coverage for the quarterly distribution of $0.165 per common unit attributable to the third quarter.

•Total Segment Margin of $151.1 million for the third quarter of 2024.

•Adjusted EBITDA of $136.7 million for the third quarter of 2024.

•Adjusted Consolidated EBITDA of $741.7 million for the trailing twelve months ended September 30, 2024 and a bank leverage ratio of 4.84X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “As we have consistently maintained, 2024 has always been expected to be a transition year as we move increasingly closer to the inflection point where we stop spending growth capital and start harvesting increasing amounts of Adjusted EBITDA starting in 2025. I am here today to reiterate my confidence in this central thesis and confirm that we believe we remain on schedule with this plan, despite some near-term challenges.

While our performance in the third quarter was below our expectations, it is important to remember that a large portion of what has impacted us so far this year has been the result of one-time items or other factors outside of our reasonable control. None of the issues we have recently faced, in our opinion, represent any structural changes in the expected long-term performance of our market-leading businesses, although the timing and pace of our realization of significant amounts of free cash flow might arguably have shifted a little to the right. Our capital spend is going to stop as planned; that is one thing we can, and will, control.

In our offshore pipeline transportation segment, unexpected delays at both Winterfell and Warrior, two new sub-sea developments, the prolonged producer mechanical issues we have previously referenced and a third that has just recently occurred, have and will continue to negatively impact our offshore results in 2024. Despite these unforeseen events, we remain highly confident in the long-term outlook of our offshore pipeline transportation segment. In fact, within the last several months, I have personally met with senior executives at most of our key producer/shipper customers. I can relay that all of them remain very excited about the expectations for their newly sanctioned projects, future developments, whether in-field or sub-sea opportunities, as well as the exploratory opportunities they have already identified under their existing, valid leases in the Gulf of Mexico. Our offshore expansion projects are still on schedule and expected to drive material growth in our offshore pipeline transportation segment margin starting in 2025, with both the SYNC lateral and the CHOPS expansion providing incremental capacity above and beyond the initially anticipated volumes, which can be utilized for additional production or future developments while requiring no additional capital from Genesis.

Similarly, our soda ash business has endured some unforeseen operational challenges through the first three quarters of the year. While we reasonably expected some ongoing start-up related challenges with bringing the Granger expansion on-line, we did not foresee the unexpected operational challenges at our Westvaco facility, and thus are missing more than 300,000 tons from our original forecasted total sales volumes for the full year. In addition, the near-term macro conditions for soda ash prices have become quite challenging over the last several months. For example, while soda ash export prices were up sequentially from the second quarter to the third quarter, soda ash prices for export in the fourth quarter are weaker than the third quarter. To partially mitigate some of this near-term weakness, our soda ash leadership team is proactively examining ways to further improve our operational efficiencies and reduce costs across the entire Alkali business. Genesis Alkali is America’s largest and lowest cost producer of natural soda ash, and we are committed to maintaining those relative positions and are preparing to take the necessary steps to ensure just that.

At the corporate level, the weakness in our two major businesses through the first three quarters, and the read through for the remainder of 2024 and into the first part 2025, is not lost on management. We are actively evaluating cost-cutting and efficiency opportunities to help offset the expected near-term challenges. Along those lines, we recently wrote down a large portion of our long-term incentive compensation issued in 2022, which materially reduces employee compensation for 2024. We believe this action not only reinforces our full alignment with our stakeholders, and along with other cost saving measures, it is representative of our commitment to maximizing available cash flow in the years to come.

Despite these near-term challenges, the partnership continues to have a very clear line of sight to Adjusted EBITDA growth starting in 2025, minimal future growth capital expenditures, no near-term unsecured debt maturities, adequate liquidity and the financial flexibility to deploy such growing cash flow across the capital structure. Barring any further unforeseen circumstances, we believe we continue to be well positioned to deliver long-term value for everyone in the capital structure for many years to come.

With that, I will briefly discuss our individual business segments in more detail.

During the quarter, we continued to experience downtime at two of the major deepwater producing facilities we serve because of lingering technical issues with either individual wells and/or their sub-sea production facilities. Again, while the volumes impacted are not overly significant, most of the lost volume would have been produced on facilities downstream of where we would have touched the molecules multiple times via oil and gas gathering and downstream transportation. As a result, these particular lost volumes can have a significant impact on our realized segment margin. Having said that, we do not “permanently” lose the economic benefit; it simply is recognized in future periods. While we have seen some of the affected production restored to date, we are now being told complete mitigation or repairs are not expected to be completed until the end of the year, and as a result, these interruptions will also have a negative impact on our fourth quarter results. While unfortunate, the producers have reiterated they expect no long-term negative impacts on the underlying reservoirs and expect to see a return of these affected volumes by the end of the year and certainly by early 2025.

In addition to the extended producer downtime, the third quarter was also a relatively active hurricane season with two named hurricanes that caused producer shut-ins and various downtime for our offshore infrastructure. Hurricane Beryl, which made landfall near Houston in July, caused some disruptions in volumes moving through our offshore pipelines due to our producer customers taking precautionary steps to limit or shut in production until the storm passed. In September, Hurricane Francine caused much broader producer shut-ins given its path through the central Gulf of Mexico before ultimately making landfall in south Louisiana. We did not sustain any damage to any of our offshore infrastructure during either storm, but Francine did cause some longer than anticipated downtime on our Poseidon system, primarily due to power losses at multiple receiving terminals onshore in south Louisiana, including damage to third-party gas processing infrastructure that delayed a restart of volumes. Despite volumes on Poseidon being shut in for a number of days, we were able to continue to flow most volumes on our CHOPS system during the storm, once again demonstrating the strategic benefit to our producer customers of having optionality for deliveries on multiple interconnected pipelines to shore, which is somewhat unique in the Gulf to our interconnected infrastructure.

Our offshore construction projects remain on schedule, and we continue to expect a majority of the cash spend and construction work to be completed by the end of this year. The balance of the capital will be spent to connect the Shenandoah floating production system to our new SYNC pipeline when it arrives to its final location in the Gulf of Mexico in early 2025. We continue to expect both the Shenandoah and Salamanca developments, and their collective take-or-pay agreements and combined almost 200,000 barrels of oil per day of incremental production handling capacity, to begin in the second quarter of 2025 and ramp up very quickly and reach initial peak production within three to six months of their respective dates of first production. We would also expect these new facilities to serve as host platforms for future sub-sea developments or tie-back opportunities which could sustain these cash flows to us for years and years into the future.

In our soda ash business, we again experienced some unforeseen downtime and production challenges at our Westvaco facility in the third quarter because of the loss of third-party supplied power, certain unforeseen equipment failures and various nuances and challenges of bringing the operations back on-line after these unscheduled interruptions. The lower production volumes in the first three quarters of the year not only negatively impacted our total sales volumes but also contributed to higher maintenance spending and a higher than anticipated per unit production cost. Despite these challenges, our soda ash team has worked diligently over the last few months to identify the root causes of these production challenges, and we have subsequently put in place numerous new initiatives and proactive measures to mitigate future production hiccups, reduce our ongoing operating costs and further optimize and streamline our soda ash operations.

The global macro conditions for soda ash have become more challenging just in the last three months. Recently, we have started to see a mixed supply and demand picture in China that is driving some uncertainty for soda ash prices in our export markets. Recent data and observations would suggest domestic demand within China is slowing, domestic inventories are increasing and availability of exports of soda ash from China are starting to increase. Despite Chinese export volumes remaining near historical lows, the increase in export availability relative to earlier in the year is causing customers in Asia, outside of China, to believe they should expect to have access to adequate supply in the short-term. These conditions within China have contributed to lower prices in the fourth quarter in our export markets.

However, we would note that the Chinese government has recently announced significant easing of monetary policy within China and is considering additional fiscal stimulus designed to drive meaningful growth in the domestic economy. These stimulative measures will take some time to ultimately work themselves through the economy and should help absorb any excess supply within China. In the meantime, we do believe a significant amount of production of synthetic soda ash, not only in China but also in the European Union, is not profitable at these prices. As a result, we would expect to see an increase in production cutbacks or potential shuttering of synthetic production of soda ash as we move into and through 2025.

Markets work and high-cost producers must adjust to market realities. For instance, we have continued to see significant changes in the flow of physical volumes around the globe, most notably with natural soda ash tons that were moving to Asia earlier this year from both the United States and Turkey, but that are now moving into Europe which increases the pressure on high-cost synthetic facilities in the region. Therefore, we believe the global soda ash market is starting to balance, as commodity markets always do.

Regardless of the ultimate timing of such balancing, which will happen sooner rather than later if high-cost synthetic producers act more rationally, we remain committed to the soda ash business. We know Genesis holds a competitive advantage as the largest soda ash producer in the United States, and one of the lowest cost producers in the world. In the near-term, we will continue to focus on our costs and make necessary adjustments to deal with the reality of the current market for soda ash. Given our existing position, and by taking some of the steps we are currently evaluating, we believe we will be very well positioned to benefit from the inevitable balancing of the market and the higher commodity prices that will undoubtedly follow.

Our marine transportation segment continues to perform in line with our expectations despite some scheduled drydockings of our offshore vessels taking longer than expected during the quarter. Market fundamentals remain very favorable with steady and robust demand for all classes of our vessels exceeding practical net supply of marine tonnage, which continues to be hindered by the combination of little to no new construction and the continued retirement of older equipment. Given the structural shortage in the market, we continue to operate with utilization rates at or near 100% of available capacity for all classes of our vessels with the progression of day rates being commensurate with these underlying fundamentals. Day rates likely must continue to increase from today’s levels and be expected to sustain at those higher levels for an extended period of time before we see a meaningful amount of new construction of marine tonnage. We continue to anticipate sequential improvement next year in our marine transportation segment as the majority of our scheduled drydockings are complete and our existing portfolio of marine contracts continue to reset higher to current day rates.

Despite all of the noise in 2024, we remain keenly focused on getting to 2025 and the inflection point where we stop spending growth capital and start harvesting significant, and growing, cash flows in excess of the cash cost of running and sustaining our businesses that will allow us to simplify our capital structure, lower our overall cost of capital, optimize our leverage ratio and have the ability to opportunistically create long-term value for all stakeholders in our capital structure.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

Financial Results
Segment Margin
Variances between the third quarter of 2024 (the “2024 Quarter”) and the third quarter of 2023 (the “2023 Quarter”) in these components are explained below.
Segment Margin results for the 2024 Quarter and 2023 Quarter were as follows:

	Three Months Ended September 30,
	2024	2023
	(in thousands)
Offshore pipeline transportation	$72,149	$109,267
Soda and sulfur services	38,188	61,957
Marine transportation	31,068	27,126
Onshore facilities and transportation	9,703	9,547
Total Segment Margin	$151,108	$207,897

Offshore pipeline transportation Segment Margin for the 2024 Quarter decreased $37.1 million, or 34%, from the 2023 Quarter primarily due to several factors including: (i) an economic step-down in the rate on a certain existing life-of-lease transportation dedication; (ii) producer underperformance at two of our major host platforms; and (iii) an increase in our operating costs. At the beginning of the 2024 Quarter, we reached the 10-year anniversary of a certain existing life-of-lease transportation dedication, which resulted in the contractual economic step-down of the associated transportation rate. In addition, there was an increase in producer downtime relative to the 2023 Quarter as a result of certain sub-sea operational and technical challenges at fields connected to two of our major host platforms. The production from these wells impacted our results as they are molecules that we touch multiple times throughout our oil and natural gas pipeline infrastructure. We anticipate that the operational and technical issues that were experienced in the 2024 Quarter will be resolved by the end of this year. Outside of these issues, activity in and around our Gulf of Mexico asset base continues to be robust, including incremental in-field drilling at existing fields that tie into our infrastructure. This activity is evidenced by projects such as the Warrior and Winterfell projects, which produced first oil in late June 2024 and early July 2024, respectively, and the Monument development which is currently expected to come on-line in mid to late 2026.
Soda and sulfur services Segment Margin for the 2024 Quarter decreased $23.8 million, or 38%, from the 2023 Quarter primarily due to lower export pricing in our Alkali Business during the 2024 Quarter and lower NaHS and caustic soda sales volumes and sales pricing, which was partially offset by higher soda ash sales volumes in the period. In our Alkali Business, the 2024 Quarter was impacted by a decline in export pricing as compared to the 2023 Quarter as global supply has continued to outpace demand in most markets. Additionally, the 2024 Quarter was negatively impacted by temporary operational issues at our Westvaco facility that led to lower production volumes and reduced operating efficiencies. Despite these operational issues, our Alkali Business experienced higher soda ash sales volumes in the 2024 Quarter as production from our expanded Granger facility came online in the fourth quarter of 2023 and has since ramped up to levels near its nameplate capacity of approximately 100,000 tons of production per month. In our sulfur services business, we have experienced continued pressure on demand in South America, which has negatively impacted NaHS and caustic soda sales volumes and pricing. In addition, production was impacted by a planned outage at one of our largest and lowest cost host refineries during the 2024 Quarter.
Marine transportation Segment Margin for the 2024 Quarter increased $3.9 million, or 15%, from the 2023 Quarter primarily due to higher day rates in our inland and offshore businesses, including the M/T American Phoenix, during the 2024 Quarter. The increase in day rates more than offset the impact to Segment Margin from the increased number of regulatory dry-docking days in our offshore fleet during the 2024 Quarter. Demand for our barge services to move intermediate and refined products remained high during the 2024 Quarter due to the continued strength of refinery utilization rates as well as the lack of new supply of similar type vessels (primarily due to higher construction costs and long lead times for construction) as well as the retirement of older vessels in the market.
Onshore facilities and transportation Segment Margin for the 2024 Quarter increased $0.2 million, or 2%, from the 2023 Quarter primarily due to an increase in the rail unload volumes at our Scenic Station facility. This increase was partially offset by an overall decrease in volumes on our onshore crude oil pipeline systems.

Other Components of Net Income (Loss)
We reported Net Loss Attributable to Genesis Energy, L.P. of $17.2 million in the 2024 Quarter compared to Net Income Attributable to Genesis Energy, L.P. of $58.1 million in the 2023 Quarter.
Net Loss Attributable to Genesis Energy, L.P. in the 2024 Quarter was impacted by: (i) a decrease in operating income associated with our reportable segments primarily due to a decrease in export pricing in our Alkali Business and a decrease in volumes in our offshore pipeline transportation segment in the 2024 Quarter; (ii) an increase in interest expense, net, of $10.4 million; and (iii) an increase in depreciation, depletion and amortization of $13.5 million during the 2024 Quarter. These impacts were partially offset by higher day rates in our marine transportation segment and higher soda ash sales volumes in our Alkali Business.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, October 31, 2024, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf of Mexico, Wyoming and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES	$714,297	$807,618	$2,240,663	$2,402,892

COSTS AND EXPENSES:
Costs of sales and operating expenses	567,201	610,775	1,777,849	1,880,814
General and administrative expenses	15,042	16,770	48,597	48,253
Depreciation, depletion and amortization	81,837	68,379	233,221	209,966
OPERATING INCOME	50,217	111,694	180,996	263,859
Equity in earnings of equity investees	11,634	17,242	40,288	49,606
Interest expense, net	(71,984)	(61,580)	(211,588)	(184,057)
Other expense	—	—	(1,429)	(1,812)
INCOME (LOSS) BEFORE INCOME TAXES	(10,133)	67,356	8,267	127,596
Income tax benefit (expense)	846	(574)	15	(1,748)
NET INCOME (LOSS)	(9,287)	66,782	8,282	125,848
Net income attributable to noncontrolling interests	(7,890)	(8,712)	(22,850)	(20,078)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(17,177)	$58,070	$(14,568)	$105,770
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(21,894)	(22,308)	(65,682)	(69,220)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$(39,071)	$35,762	$(80,250)	$36,550
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.32)	$0.29	$(0.66)	$0.30
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,520,592	122,464,318	122,559,461

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	304,198	307,045	299,628	266,974
Poseidon(1)	249,210	310,817	273,704	304,771
Odyssey(1)	69,560	60,830	65,837	62,119
GOPL	1,583	3,033	1,801	2,471
Offshore crude oil pipelines total	624,551	681,725	640,970	636,335

Natural gas transportation volumes (MMBtus/day)(1)	393,240	408,866	385,038	398,060

Soda and Sulfur Services Segment
Soda Ash volumes (short tons sold)	995,856	867,319	2,838,097	2,424,150
NaHS (dry short tons sold)	23,398	27,325	82,091	81,501
NaOH (caustic soda) volumes (dry short tons sold)	16,215	18,229	52,999	58,751

Marine Transportation Segment
Inland Fleet Utilization Percentage(2)	99.4%	99.4%	99.5%	99.8%
Offshore Fleet Utilization Percentage(2)	97.4%	98.5%	97.1%	97.6%

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas(3)	57,726	66,376	69,149	65,648
Jay	4,295	6,161	5,026	5,710
Mississippi	2,194	4,854	2,597	4,866
Louisiana(4)	60,255	60,973	63,084	70,843
Onshore crude oil pipelines total	124,470	138,364	139,856	147,067

Crude oil and petroleum products sales (barrels/day)	18,978	23,703	21,364	23,006

Rail unload volumes (barrels/day)	17,757	—	12,954	—
(1)As of September 30, 2024 and 2023, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline.
(4)Total daily volumes for the three and nine months ended September 30, 2024 include 22,959 and 24,159 Bbls/day, respectively, of intermediate refined products and 37,296 and 38,467 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the three and nine months ended September 30, 2023 include 42,622 and 34,720 Bbls/day, respectively, of intermediate refined products and 17,201 and 35,564 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	September 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$31,768	$28,038
Accounts receivable - trade, net	745,608	759,547
Inventories	110,687	135,231
Other	37,286	41,234
Total current assets	925,349	964,050
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	5,169,388	5,068,821
Equity investees	245,288	263,829
Intangible assets, net of amortization	142,071	141,537
Goodwill	301,959	301,959
Right of use assets, net	225,389	240,341
Other assets, net of amortization	49,187	38,241
Total assets	$7,058,631	$7,018,778

LIABILITIES AND CAPITAL
Accounts payable - trade	$538,980	$588,924
Accrued liabilities	358,055	378,523
Total current liabilities	897,035	967,447
Senior secured credit facility	207,600	298,300
Senior unsecured notes, net of debt issuance costs, discount and premium	3,419,025	3,062,955
Alkali senior secured notes, net of debt issuance costs and discount	382,391	391,592
Deferred tax liabilities	16,318	17,510
Other long-term liabilities	541,874	570,197
Total liabilities	5,464,243	5,308,001
Mezzanine capital:
Class A Convertible Preferred Units	813,589	813,589
Partners’ capital:
Common unitholders	371,371	519,698
Accumulated other comprehensive income	8,310	8,040
Noncontrolling interests	401,118	369,450
Total partners’ capital	780,799	897,188
Total liabilities, mezzanine capital and partners’ capital	$7,058,631	$7,018,778

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$(17,177)	$58,070	$(14,568)	$105,770
Corporate general and administrative expenses	13,175	18,329	49,231	52,580
Depreciation, depletion, amortization and accretion	84,610	71,099	241,539	218,788
Interest expense, net	71,984	61,580	211,588	184,057
Income tax expense (benefit)	(846)	574	(15)	1,748
Plus (minus) Select Items, net(1)	(638)	(1,755)	12,744	54,701
Segment Margin(2)	$151,108	$207,897	$500,519	$617,644
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$(17,177)	$58,070	$(14,568)	$105,770
Interest expense, net	71,984	61,580	211,588	184,057
Income tax expense (benefit)	(846)	574	(15)	1,748
Depreciation, depletion, amortization and accretion	84,610	71,099	241,539	218,788
EBITDA	138,571	191,323	438,544	510,363
Plus (minus) Select Items, net(1)	(1,870)	(767)	10,111	57,255
Adjusted EBITDA(2)	136,701	190,556	448,655	567,618
Maintenance capital utilized(3)	(18,000)	(17,200)	(54,300)	(49,900)
Interest expense, net	(71,984)	(61,580)	(211,588)	(184,057)
Cash tax expense	(333)	(200)	(966)	(823)
Distributions to preferred unitholders(4)	(21,894)	(22,612)	(65,682)	(69,928)
Available Cash before Reserves(5)	$24,490	$88,964	$116,119	$262,910
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Adjusted EBITDA later in this press release.
(3)Maintenance capital expenditures for the 2024 Quarter and 2023 Quarter were $55.0 million and $33.6 million, respectively. Maintenance capital expenditures for the nine months ended September 30, 2024 and 2023, were $128.6 million and $86.9 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2024 Quarter are payable on November 14, 2024 to unitholders of record at close of business on October 31, 2024.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities	$87,324	$141,043	$317,966	$396,364
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net	71,984	61,580	211,588	184,057
Amortization and write-off of debt issuance costs, discount and premium	(2,949)	(2,393)	(10,319)	(8,206)
Effects from equity method investees not included in operating cash flows	6,998	6,320	18,685	19,704
Net effect of changes in components of operating assets and liabilities	(10,520)	(2,647)	(59,752)	(3,604)
Non-cash effect of long-term incentive compensation plans	1,666	(5,580)	(8,120)	(15,236)
Expenses related to business development activities and growth projects	—	—	60	105
Differences in timing of cash receipts for certain contractual arrangements(1)	(7,526)	11,385	8,366	33,519
Other items, net(2)	(10,276)	(19,152)	(29,819)	(39,085)
Adjusted EBITDA(3)	$136,701	$190,556	$448,655	$567,618
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(3)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2024
Senior secured credit facility	$207,600
Senior unsecured notes, net of debt issuance costs, discount and premium	3,419,025
Less: Outstanding inventory financing sublimit borrowings	(24,200)
Less: Cash and cash equivalents	(12,732)
Adjusted Debt(1)	$3,589,693

Pro Forma LTM
September 30, 2024
Consolidated EBITDA (per our senior secured credit facility)	$618,816
Consolidated EBITDA adjustments(2)	122,895
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$741,711

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.84X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects. For any material organic growth project not yet completed or in-service, the EBITDA Adjustment is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and capital expenditures, our bank leverage ratio and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the Shenandoah and Salamanca developments, our expectations regarding our Granger expansion, the expected performance of our offshore assets and other projects and business segments, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, and a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine, the Israel and Hamas war and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2024	2023	2024	2023
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(7,526)	$11,385	$8,366	$33,519
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	1,606	(12,299)	(9,335)	17,721
	Loss on debt extinguishment	—	—	1,429	1,812
	Adjustment regarding equity investees(2)	6,855	6,387	18,542	18,535
	Other	(1,573)	(7,228)	(6,258)	(16,886)
	Sub-total Select Items, net(3)	(638)	(1,755)	12,744	54,701
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	—	—	60	105
	Other	(1,232)	988	(2,693)	2,449
	Total Select Items, net(4)	$(1,870)	$(767)	$10,111	$57,255
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536